Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Feb. 03. 2010 / 4:30PM ET

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
CORPORATE PARTICIPANTS
Mary McGowan
Aviat Networks, Inc — Summit IR Group
Harald Braun
Aviat Networks, Inc — President, CEO
Tom Cronan
Aviat Networks, Inc — CFO
PRESENTATION

Operator
Welcome to the Aviat Networks conference call. Aviat Networks was formerly known as Harris Stratex Network. All participants in the listen-only mode. Later we will open you will the call for your questions. Instructions for Q&A will be provide at that it. As a reminder, this conference is being recorded for replay purposes. I will turn the conference over to Mary McGowan of the Summit IR Group. Ms. McGowan, you may begin.

Mary McGowan — Aviat Networks, Inc — Summit IR Group
Thank you for joining us today to provide financial results for the second quarter of fiscal 2010, which ended January 1st. On today’s call is Harald Braun, President and Chief Executive Officer, and Tom Cronan, Chief Financial Officer. During this conference call, we may make forward-looking statements regarding our business, including statements related to projections of earnings and revenues, business drivers such as the transition to IP infrastructure, the timing and capabilities of new products and network expansion by mobile and private network operators. These and other forward-looking statements involve assumptions, risks and uncertainties that could cause actual results to differ materially from those statement. For more information please see the press release and filings made by the Company with the SEC. These can be found on the investor-relations section of our company website www.aviatnetworks.com.
Now I would like to turn the call over to Harald Braun.

Harald Braun — Aviat Networks, Inc — President, CEO
Thank you, Mary, and good afternoon, everyone. It is with a great sense of pride and commitment to future that we now move forward under the new corporate name, Aviat Networks. The rebranding process begin with the divestiture of Harris Corporation’s ownership in May 2009, and our relaunch last week was an important milestone in satisfying our obligations to discontinue the use of Harris’s license trademarks.
Early this afternoon we issued a press release describing our results for the second fiscal quarter of 2010. For those who have not yet had a chance to read the release, let me provide you with a recap of the financial results. Then I will turn the call over to Tom for details on the quarter.
We achieved revenues of $123 million on a non-GAAP basis. Gross margin was 36%. Net income was $800,000,or $0.01 per share. By segment, North America revenue was $49.4 million, and international revenue was $73.2 million. We ended the quarter with a strong cash position of $126 million, and our book-to-bill ended the quarter above one.
Highlights from the second quarter were as follows. We were selected for two significant new network buildouts in India. One was for WiMAX mobile network deployment. The other was for wireless in a large mobile-network rollout. We received our first WiMAX orders for (inaudible). We received strong future potential for this technology. In Africa, Asia Pacific and North America there are encouraging improvements in customer spending commitments and forecasts, and we saw an increase in value and bidding activities for Mobile Backhaul applications in comparison with prior quarters.
I will provide more color on the strategy and our markets later in my remarks. Now, let me turn over the call to Tom.

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call

Tom Cronan — Aviat Networks, Inc — CFO
Let me — thank you, Harald, and good afternoon, everyone.
Let me start with a review of the GAAP financial performance of Aviat Networks for the quarter ending January 1st, 2010. Second quarter revenue was $122.6 million, and we reported a net loss of $7.9 million or minus $0.13 per share. GAAP results included $7.3 million of pretax charges composed of the following. $3.8 million for the amortization of purchased intangibles. $2 million of stock compensation and restructuring charges. And $1.5 million was for rebranding and expenses associated with transitioning from the Harris Corp subsidiary to a stand-alone entity.
Now, I would like to present the details of the quarter based on the non-GAAP results. We believe the supplemental non-GAAP financial results reflect the basic operating results of the Company and will facilitate comparisons of our results across reporting periods. Please refer to our website for complete GAAP-to-non-GAAP reconciliation tables.
Let me begin by saying that I am disappointed in the revenue growth this quarter. Our booking and shipping activities were strong in the quarter, but we had a substantial increase in the amount of deferred revenue for product shipments. The good news is that we are increasing deferred revenue that will support revenue growth in future quarters. We have begun the analysis and work necessary to adopt a new accounting revenue standard, and we expect upon adoption that the revenue results will more closely match our overall business activities.
By segment, North America contributed $49.4 million of revenue in the second quarter, down 26% from the year-ago period. The split between mobile and private orders for North America in the quarter was approximately 40% mobile and 60% private. The international segment contributed $73.2 million, 41% lower than the year-ago period. By geography, Africa contributed $18.6 million in revenue, 64% lower than Q2 of fiscal year 2009. EMR, which comprises Europe, the Middle East and Russia, contributed $29.9 million in revenue, 39% less than the year-ago period. Revenue for the rest of the world was $24.7 million, 5% greater than the Q2 period —then Q2 fiscal year 2009 period.
In fiscal year 2009 the network operations segment was only 2% of annual revenue. Beginning with this first quarter of fiscal 2010, we eliminated the network operation segment as a separate reporting unit and consolidated the segment into the remaining two segments based on the location the revenue is recognized. In the quarter, no customer contributed 10% or more to our revenue. Gross margin was 36.3% in the quarter, versus 27.9% in the year-ago period. The higher gross margins resulted from cost savings in the operations function as well as lower logistics expense and better supplier pricing on some projects. As we also noted in the last conference call, there were higher than usual commission payments in this period which resulted in higher OpEx and higher margins. On a normalized the basis the gross margin was within our stated goal of 32% to 33%.
We believe our margin is trending in the low 30s, but there will be variability on a quarterly basis depending on the transactions, product mix and the completion of projects. For the next two quarters we may also have some margin impact from the transition from manufacturing certain of our product lines in our own factory to an all-contract manufacturing model. Total operating expenses were $43.4 million, or 35% of revenue. This amount includes $3.2 million in additional agent commissions expenses as compared with Q1. When normalized for the additional agent commissions, the OpEx is $40.2 million, or essentially flat compared with the prior quarter. OpEx in Q2, 2009, was $41.7 million. For the prior year comparisons we need to note that OpEx in Q2, 2009, did not include any expense associated with the Telsima acquisition. The additional costs associated with the Telsima business unit in Q2, 2010, were approximately $4.3 million. Again, in Q3, depending on the mix of projects and transactions that are recognized as revenue, there may be commissions charges classified as OpEx that will need to be recognized as expenses in the period.
Operating income was $1.1 million for the second quarter, compared with operating income of $11.5 million in the year-ago period. Our pro forma tax rate remained at zero as we had a year-to-date break-even net income. Last year’s tax rate for the quarter was 24%. Our cash tax rate is estimated to be about 2% for the full year. Employee head count was 1,519 compared with 1,531 employees in Q4.
Now we will move on to the balance sheet. Operating cash flow for the quarter was a negative $500,000. Third-party debt was unchanged at $10 million in the quarter. The cash balance on January 1st, 2010, was $126.4 million, compared with $133 million on October 3rd, 2009. The $500,000 in negative operating cash flow compares with $4.4 million in operating cash flow in Q1 2010. Although we are disappointed with the negative cash flow, the collections from the quarter from accounts receivable were again greater than the revenue recognized in the quarter. Accounts receivable increased from $114.3 million in Q1, 2010, to $133.3 million in Q2.
DSO changed from 69 days in Q1, 2010, to 91 days in Q2. This increase in DSO is in part attributable to the amount of deferred revenue that was added to the receivables in the quarter but was not recognized as revenue in the quarter. DSO would have been approximately 80 days on a

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
normalized basis. Depreciation and amortization of property, plant and equipment and capitalized software was $4.8 million. CapEx for the quarter, including capitalized software, was $6.1 million. We continue our initiatives to decrease overall expenses and maintain the cash on our balance sheet.
Now I would like the turn the call back to Harald to provide you with the market and business update.

Harald Braun — Aviat Networks, Inc — President, CEO
Thank you, Tom.
We do not see the full global economy rebound that would restore previous customer spending levels. However, we do see continued stabilization and some signs of improvement in most parts of the world. As I said last quarter, we need broader global economic stabilization to satisfy the demand that currently exists and to resume the revenue levels we have achieved in the past.
I would like now to provide a business review of the quarter with specific color on the regions we serve. Here I will also include some color for our long-term growth strategy that encompasses IP Mobile Backhaul, our global network services and 4G WiMAX activities.
In North America we continue to see signs of stabilization in the overall market and a number of positive indications that business is in fact trending up. Our meetings with key executives at various T1 mobile operators reinforce the fact that growing bandwidth demands will drive a need for more microwave backhaul. We expect to see gradual spending increases in the next two quarters from at least one North American mobile network operator. In addition in Q2, we completed our first shipments in support of a backhaul requirement for a major WiMAX buildout. During the quarter we recognized revenues from a wrote range of customers including federal, state and local government customers, both new and continuing. Our top customers included major carriers and OEMs in North America, with new customers such as MTS Allstream in Canada being added. Our key differentiators in North America continue to be a breadth of products and our ability to offer and to deliver on the supporting end-to-end turnkey services.
Now let me provide a brief update on the US stimulus program. Thus far the first awards came in mid-December, totaling around $550 million, and will be spent on building broadband infrastructure using largely for fiber-based systems. More funds are expected to be released within the currently quarter for both middle-mile and last-mile projects,with more closely fit to our solutions. We believe we have opportunities to participate in these stimulus programs with our WiMAX, IP Backhaul and managed-service portfolio. And we will be competing for these system rollouts as the funding is released. Additionally, we are currently working with customers in preparing their applications for the second round via our Go-Stimulus Program. Our current focus is to help the ILEC, CLEC, wireless internet service providers and local government entities with the appropriate technical guidance as well as the application process. This service has proven to be of significant value for our customers.
The Africa region remains an area with substantial growth potential as the demand for new infrastructure continues. African networks buildout are extremely dependent on direct foreign investment. Limits on available capital have slowed the growth of network infrastructure throughout the continent over the past few quarters. While we cannot say that the economic situation in this region has fully stabilized, we do now see a number of positive factors driving further or future opportunities. Our largest customer, MTN, is again expanding its infrastructure activities, and we are happy to see continued business from them and to hear the optimistic outlook for renewed growth in Africa.
We remain optimistic on the outlook in this region for several reasons. Number one, Africa has strong end-user demand for wireless communication services. Number two, we are seeing increased capacity demands as networks are deployed and subscribers are added. Number three, we have long-term customer relations and proven track records throughout the continent and the turnkey solutions that are required to be successful on this continent. And number four, we continue to expand our regional footprint into parts of East and North Africa, where we expect to see additional orders in the coming year. For example, our most recent success in Somalia. Last week we announced an order to 100 high-capacity Eclipse radios from Hormuud Telecom, the number one operator, with over one million subscribers.
Our commitment to state-of-the-art telecommunication technology earned our customers confidence and our role in their continued network deployment. We continue to see opportunities for WiMAX and for services related to our energy and securities solutions. We are conducting trials with three customers in these areas, all of which provide promising opportunities once successfully completed. Our turnkey WiMAX rollout continues to generate interest as demand for broadband services increases. We are expecting to see further opportunities throughout Africa in the coming year.

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
In our EMR region, which comprises Europe, the Middle East and Russia, customer spending level remained much lower than in the past, but there are encouraging signs of increased spend activities. Several European-based mobile network operators have issued new tenders for future expansion requirements and migration to IP-based networks for which we are competing.
We have previously discussed large network deployment for a customer in the Middle East. The design for this network has undergone significant changes and delayed the implementation. In Q2, we delivered additional links of microwave equipment for this project, and we recorded our first product revenues. We expect the buildout to start picking up pace, and as additional shipments occur, we will recognize further revenues. The precise timing of this buildout has not yet been determined, and so the impact on revenue remains difficult to forecast. We do know that this contract will be a contributor to revenues in the upcoming quarters.
In Russia, we had our first success with our WiMAX products, along with an increase in preparation activities toward the anticipated national 2 to 3 gigahertz spectrum option, which is likely to roll out over the next two years. The good news is that in Russia we are seeing renewed activities. In December, Malta-based Melita selected NetBoss and Eclipse for its new 3G network, and our Network Management Solution was also selected to manage the LitRail network in Lithuania. These wins were based on recognition our breadth of technology and service solution.
We continue to strengthen our market position in Asia-Pac region. Orders in Q2 were above plan and above 2009 levels. We continue to support our key customers in India, Australia, the Philippines, Nepal and Bangladesh to name a few in the region. Our latest contract win was with Uninor, the joint venture of the Telenor Group and India’s Unitech Limited. This is a five year contract for backhaul and excess microwave links, handling both TDM and IP requirement, as well as services. This (inaudible) contract is a significant addition to our recent success in India. Uninor is nationwide T1 carrier in India with licenses to operate 2G services across all 22 of the country’s telecommunication regions. Uninor has already launched its services in eight telecom regions. We expect to start bookings and shipping in the second half of this fiscal year. We continue to see demand and opportunities expand in a number of Asia-Pacific countries, and Aviat Networks will be competing aggressively for their businesses.
I would like to spend a few moments now updating you on BSNL and the Rural-II tender in India. In October, in partnership with Icom, Aviat Networks was awarded the level-three position. First purchase orders are anticipated to arrive this quarter. As you will recall, this was the second BSNL tender we have won. The Urban-I project in southern India was awarded first and is undergoing network buildout, with first commercial services to be launched in the near future.
In Q2 revenue from our WiMAX business unit more than doubled from Q1 basis, largely growth in Asia Pacific. Granted we are starting from a small base, but we are seeing good traction. We expect to see more significant revenue contributions in the second half of our current fiscal year as deployments past the (inaudible) stage.
On the technology front we continue to make solid progress against our new product road map. Our overriding product strategy for IP Mobile Backhaul remains focused on converging to a common IP based microwave platform. In Q2 we made customer shipments of the IRU600, which is the latest generation of this platform and is initially targeted at North American customers for all indoor and high-performance applications. This is also our solution to upgrade and eventually replace our legacy North American products. The IRU600 product passed [NAPS] compliance testing required by certain Tier-1 customers in the US. Selected versions of the product are also now RUS-accepted.
We will continue to build on the success of our Eclipse product. The migration from TDM to mixed MDM and IP to all-IP continues to differentiate our solution. So proportion of IP-enabled products as we are now supply in this segment continues to increase. In calendar year 2009, 45% of our backhaul product sales came from this category. This is up from 28% when we started tracking these metrics in June 2008. Our 4G RAN solutions continue to roll out in line with our technology road map. We added frequency band variations of base stations and CPE as we seek to expand our geographic addressable footprint. We were also granted FCC approval of WiMAX models for use in the 3.65 gigahertz spectrum in North America, and we see this playing a role in potential broadband stimulus funding applications.
Let me conclude my formal remarks with comments on guidance. In Q2 our book-to-bill was over one for the second consecutive quarter, and we are looking to continue this trend. With respect to revenue for Q3, our outlook remains cautious as we enter what is a seasonally soft quarter for our company. Based on these expectations we are now guiding for the following. Q3 revenue in fiscal year 2010 to be in the range of $120 million to $130 million. Gross margin is expected to be in the low 30s, as Tom stated earlier. And total operations expenses in Q3, after normalizing for agent commissions, are expected to be reduced quarter-over-quarter.
Before we go to Q&A, a comment on our company’s new identity unveiled last week. The new brand represents a culmination of the Company’s transformation over the past three years from that of a specialized microwave backhaul equipment supplier into a world-class provider of advanced IP wireless network solutions with a comprehensive portfolio of my migration solutions and life-cycle services.

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
At this point I would like to open the line for questions. Operator, please poll for questions. +++ q-and-a.

Operator
We will now begin the question and answer session. (Operator Instructions) our first question from the stein of Steve Ferranti with Stephens incorporated. Please go ahead.

Unidentified Speaker
Hi, guys. Good afternoon.

Unidentified Speaker
Hi, Steve.

Unidentified Speaker
Steve.

Unidentified Speaker
Tom, I wanted to follow up on a comment you made in your prepared remarks sounded like shipments were ahead of revenues for the quarter. Could you give us some sense of the order of magnitude of the delta there? And perhaps talk a little bit about some of the milestones that you face in terms of actually recognizing revenue associated with those shipments.

Unidentified Speaker
So, you know, the addition to deferred revenue this quarter from sort of the nonstandard product shipments because we do have typical deferrals from our percentage of completion accounting andty Cal for service but on our typical shipments we had some additional revenue deferrals was in the high single digit millions of dollars. And on a cumulative basis in the mid teens. So, you know, we are building up a reasonable amount of deferred revenue. And so you can see how that would have an impact on the overall view of the quarter depending on what revenue gets recognized and what gets deferred.

Unidentified Speaker
And are these just standard customer acceptance milestones that we need to hit in order to recognize that deferred revenue?

Unidentified Speaker
Right, it has to do with our typical revenue recognition process going through all of the tests and looking at it against the contract and against the revenue recognition standards.

Unidentified Speaker
Okay. Fair enough. And then it looks like as Harald, I think you alluded to that your Middle East and Russia was a positive geography for you guys in the quarter. Can you — and I think you mentioned you started recording revenue associated with the big mid east project that youd a. Can you give us a sense sort of geographically which of those three regions you saw the strength in, how much of that was associated with actually storing the record revenue on this mid east project and thoughts on how that region looks going forward?

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call

Unidentified Speaker
I think first off I this think I’m very happy to see activities happening in the European region and, of course, also in Russia as we have over the last three quarters all the time Russia and eastern Europe on the block here. Further more, that is great. We see also some activities in Europe. They are really moving to IP platforms and we see spending happening right now there. So, this is great, of course, the first win in Russia with WiMAX it looks like that in Europe or in that region WiMAX is really the battleground for the future. This comes more and more clear there and we see that on activities which we have with the customer there with Hi-C level customers, the activities are picking up there so that is positive. A tremendous amount of work went into the EMER region and recognizing revenue there and we will see that over the next couple of quarters as I said in my prepared remarks. That is positive. We have to time with the customer the shipments, right, we have to time it in a way that we can also recognize revenue and, of course, the customer plays also a big role into that. Significant amount of work with Tom’s organization and also with the operational organization and also with the customer goes into that area. So, and over the next I would say two or three quarters we see there significant revenues and I hope we can work it all the time out with customers. Because it is such a huge project, you know, this he have to come with the customer on their side they have to also deploy that and this is not an easy task. So we have to time shipping and all that we need to do for revenue recognition also is the deployment on the customer side. Not an easy thing in the east — in the Middle East but we are happy to have the project and the effect as I said is the whole thing is in deployment and we are happy to see that. Not only that project, there are also some other projects with some tier 1s in the region and particularly in Saudi Arabia where we see picking up on activities and deploying IP mobile backhaul. Since they have a lot of end user devices and they wanted to connect, of course, also to the network. So this region is pleasing us, I have to say, in EMER. Tough in Europe, tough in Russia but we see signs of life there.

Unidentified Speaker
And just to clarify, Harald, that particular project was some where north of $60 million in total opportunity size, is that still the case?

Unidentified Speaker
Yeah, that is the range, yes. That is still the range. And a significant portion of that we shipped, but I think you got in the prepared remarks we could not take everything to revenue, right, so I think you got that. And this is disappointing but the rules are the rules and we play by the rules.

Unidentified Speaker
I understand. And then just last one for me, you know, when you look at the March quarter, the guidance you provided, can you give us some sense of, you know, how much I guess seasonality you have baked in to your guidance and sort of how much of your guidance reflects, you know, still some uncertainty in the macro environment? Any color you can give around that would be helpful.

Unidentified Speaker
Difficult to say. First off I will say what we just elaborated on the timing of delivery of shipment with the customer in the Middle East is a significant portion. So we need to time that. That is something what we, you know, therefore we have to arrange still, right? So this is difficult to predict. Some I would say single digit seasonality we have built in and as we see the regions going in the right direction, you see it on the bookings, I’m happy about the bookings and which direction they go so we have some very positive signs there but revenue recognition, some seasonality, I think that made us come up with the same guidance we did in the last quarter for this quarter. I hope that helps, Tom. Any additions to that?

Unidentified Speaker
I think the other thing that we continue to look at is some of the newer contracts in Asia Pacific we have a great deal of lumpiness and depending on meeting the contract conditions much like the Middle East we will have the release of revenues in the quarters when we meet all the conditions in the revenue recognition test and knowing exactly when those will come to fruition makes us also give a range and so that is part of our thought process here as well.

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call

Unidentified Speaker
Well, that’s helpful. Thanks for taking the questions. Glad to see the revenues starting to tick up again and good luck going forward, guys.

Unidentified Speaker
Thanks very much, Steve.

Operator
The next question from Joanna Machus. Please go ahead.

Unidentified Speaker
Good afternoon.

Unidentified Speaker
Hi, Joanna.

Unidentified Speaker
Hi, there. You saw nice sequential growth in North America. Wondering the check on the general pipeline. You mentioned some WiMAX related deals, kind of what you are seeing going forward. And then secondly on the stimulus, obviously it is a little early to quantify the impact but can you talk about your expectations for timing and whether or not that could be in the current fiscal year give ten sounds like September might be —

Unidentified Speaker
Let me answer, Joanna. From the playbook again, right, so the playbook says that we can expect the 90% of the broadband funding for the first $7.2 billion, right, here in this month, right, in the February month. And when you see the playbook from the administration you need to start then also in this year or up to September. That means hopefully they stick to the rules and hopefully they stick to the timeline to first award the customers the rest, the 90%, the rest of the stimulus money and also the customers need to be very, very active and very, very, fast in starting deploying before September otherwise they lose the money. If they stick to that plan we expect actually something, you know, significant in this on our fiscal year and, of course, also in this calendar year. So, that is the playbook. Do they stick to the timeline, we all hope and as we said before, we built that as an opportunity and an upside into our plan, right. So it is very, you know, we don’t have a lot of indication. The only indication we have is which customers actually did we help. And the other indication is that they are asking for the areas of WiMAX, IP mobile backhaul and services and that is very encouraging actually and now we have to see what money they really get from the administration and then, of course, that we help them build out it. So it is very, very difficult to prognos, but we see the buildout in our fiscal year but also in the calendar year when they play still by the timeline.

Unidentified Speaker
Could you comment maybe on to what extent you think services or how important services will be in a lot of these buildouts because obviously that is a key competitive differentiator that you have.

Unidentified Speaker

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
Absolutely, correct. Absolutely correct. A very, very key role and we increased our focus also on that as we did already with open range. You recall open range with the network services and the network operations center. But building the services have our feet on the street as we got to a market leader position here with end to end turn key solution in North America. I think this will be the key for the ILE C+C LECs and small wireless service provider. Absolutely key, you are absolutely, correct.

Unidentified Speaker
Thank you.

Operator
The next question from rich Valera with Needham & Company. Please go ahead.

Unidentified Speaker
Thank you. Harald, a quarter ago you laid out some fairly specific opportunities, I guess a lot in the Asia-Pac region that you thought would drive significant revenue growth in the march and June quarters and here we are now guiding sequentially flat. What is different than a quarter ago. Has anything underperformed to your expectations? Is this purely a rev REC issue? Why aren’t we seeing revenue growth when you had positive book to bill and deferred revenue? Any color would be helpful.

Unidentified Speaker
Thanks very much for that question. First off, the bookings there are. What I laid out and which customers we won and the bookings are there, very positive. They are overperforming. They get better in the quarters the last two quarters, better than the year planned in Asia Pac. We put the second PS and L on there, smaller ones, everything is absolutely, correct. You see it in bookings. The biggest thing is the revenue recognition. And now we are going also from the new recognition Tom said in his prepared remarks going to the new revenue recognition roles and we will be the early adopters of those and there are question marks of this recognition rules. So it is more — so it is more revenue recognition, you got it, you nailed it, than bookings. We got the contracts we got the bookings. We need to turn it now to revenue and playing by the rules. That is what it is. And, of course, for us, you know, doing everything, it is somehow disappointing to see these rules apply and then you cannot take this or that and suddenly you are in the midrange, right, of the revenue rather than in the upper range, right, or even beating it, right? Very volatile this situation.

Unidentified Speaker
How about WiMAX, you mentioned last quarter you thought that could be 10% of revenue for the year with a strong ramp in the back half. Do you still think that is likely?

Unidentified Speaker
Yes. Yes. We are on track on that. We are on track on that and I mean a major thing was the opportunity with the BS and L Level three award, right. That was a major one where we beat actually established WiMAX vendors. That was a big one. And it looks now that we are — that we are proceeding there. And at the moment, actually the deployment happens at the moment for the first buildout, you remember when we do that, the shipments took place, the buildout is taking place and so we are on track on the 10%.

Unidentified Speaker
Okay. And finally on the gross margin, Tom, you mentioned gross margin would have been 32% to 33% this quarter X the commission situation. Is that the level we should look for going into the march quarter or might it be lower because of these manufacturing shift issues you mentioned?

Unidentified Speaker

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
Yes, so I think we have a little bit of variability there but our general target is in that range and I was just — there is an opportunity to certainly keep it in that range but there could be some surprises as we go through the transition and I just wanted to give sort of a head’s up in case that happened. Certainly our plan is to continue to be in this range. And if there was some variability it would only be for a quarter or two and then it would come back. We are expecting it post the transition to actually go back to go to the mid 30s as always has been our sort of stated goal once we are through this transition.

Unidentified Speaker
Okay. Thank you.

Operator
Thank you. Our next question from the line of Ilya Grozovsky with Morgan Joseph.

Unidentified Speaker
On the expense side, how much more do you think you can ring out of the operating expenses? I want to understand, I know it picked up this quarter on SG&A but when we resume that trend what do you think it comes down to?

Unidentified Speaker
We have take and series of actions already in January that should result in some savings in this Q3 and I think, you know, this quarter we are thinking another, you know, 5% reduction in the OpEx depending exactly on how the revenue rolls out. We are continuing to reduce OpEx so we will continue to focus on that and we will continue to do that until we see a substantial change in the topline.

Unidentified Speaker
Okay, great. Also, had you been able to recognize all of the revenue of the product that you shipped this quarter, what would revenues have looked like this quarter?

Unidentified Speaker
Well, I think as Harald said, we would have — we probably would have still been in the range but we would have been much higher portion of the range here. And so, as we try and range these things it was a good range to pick because we still would have been in the range but we would have been in a portion of the range that I think most of you would have been much happier with us.

Unidentified Speaker
Thank you.

Operator
Thank you. Our next question comes from the line of Matt Thor ran Aviat securities. Please go ahead.

Unidentified Speaker
I want to drive down into the incremental. When you look at the plan for the December quarter versus the September quarter. Where did you come up short? Is it entirely on the deferred revenue and within that is it primarily related to the Middle East contract. You thought that could have been a 10% customer this quarter and obviously that didn’t pan out. Is that really the delta here?

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call

Unidentified Speaker
Let me start with it and I give also some more color on it. That is a very good question to make that clearer. Yes, yes, and, yes. So it is in the Middle East we would have been much higher there as Tom and I alluded to earlier, right. So and so that is a fact. So that nothing broke down, everything was in place as we calculated except this portion of it and, of course, that has also an EPS impact and so on and so forth. I would say also it would have been a 10% customer if we would calculate the whole string of when we say that 1 one project it would have been a 10% customer. But there is one project but with a sequence and some third-party, some sub contractors which we are splitting up, we have to split up that project in a couple of sub contractors so and we cannot — you know, we cannot put that in as one project because there are two or three names in there where they get different revenue portions. If we would put everything together and add everything together it would have been a 10% customer in the Middle East, right. I think that is very clear. So thanks very much for clarifying that because we can hot do that because there are three or four different names associated associated with that.

Unidentified Speaker
If we looked at end user customer basis and not our direct customers who are the integrators and distributors it would have been at 10% this quarter. So it was still a significant transaction in the quarter but as Harald said, it was a difference on the revenue distribution between what our expectations were and where we ended up.

Unidentified Speaker
So if we were previously thinking this is a $60 million plus deal that will be recognized let’s call the December quarter and then with the subsequent amount the next three o four quarters or perhapses a little more elongated here, is that how we should be thinking about this?

Unidentified Speaker
I think it is still two to three quarters before we complete the project and the initial amounts we had been talking about.

Unidentified Speaker
Terrific. Drilling down a little bit on the one region that was obviously weak this quarter was Africa. What transpired there between MTN, zinc, talk with the trends there?

Unidentified Speaker
The trends in some area are picking up. We see a shift there. It looks like that our best region there, Nigeria, is picking up again. So, but new regions coming into play. Now, we see also some first movements there in north Africa where we opened an office, remember that, a half year ago, seven eight months ago. So there are things picking up by access to capital, you know, really to give us the big project or giving other companies the big projects again is an issue. Asking for financing is an increasing demand there and we — and a requirement actually so we had some significant discussion with one of our best customer there’s and this project is not awarded to anybody yet, you know, on financing and how we make sure we can finance it. It is all about how do we get the money to make significant network rollouts. I think you see it in the market data and in the news, you see it everywhere, the demand of subscribers, of mobile subscribers is huge. And they are connecting all to the broadband network and there is crunches and bottle necks. So it is there, the demand is there, but building out networks our capital is intensive and that is what it is. Access to capital. But we see in some areas where we are active relaxations, stablizing and I guess we need another one or two quarters to get these guys back on the original track.

Unidentified Speaker
And I would just add that the bookings trend within the quarter for Africa was very different than the revenue trend within the quarter for Africa. So, it was a very, you know, much downward revenue trend but we did see an uptick in the orders within the quarter.

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call

Unidentified Speaker
That is a very good point. Because when you see that, right, we were very happy to see measure bookings from the last quarter to this quarter totally different picture. So, as Rich said also earlier, the indications are there, everything what we counted on in terms of customer wins and what we want to establish were all there. Very happy about that. Booking trends are there, everything is there but on the revenue recognition side I think, yeah, I think we commented enough on it, yeah?

Unidentified Speaker
And turning to the BS and L, I think we previously talked about them kicking in in the March quarter and perhaps being a 10% customer. Is that still the thinking?

Unidentified Speaker
Yeah, it is still the thinking. I think Tom gave also some new color on this one. But here again, this is a WiMAX buildout. This is acceptance, a huge project, a big project for a couple of suppliers and vendors. Here again we are going to be changing to the new revenue recognition rules, right, we need to understand that and understand what impact that has. That is what we have to study together with our auditors and this is something what we have to take a look at going forward. We know their deployments plans and we snow the ship — and we know the shipping plans from our side. That looks all positive, right. We know also in the near future, I think I said near future and watch out in the press for that, I think they are planning a big press event, the region is going to go big on the announcement of launching their services. So everything in place, intentions are there, shipments are there, buildouts are there, everything in place. And we are on track with that what we planned. Tom is, that fair?

Unidentified Speaker
Yeah, I think as we have talked about it on these initial contracts where we have customer acceptance, the timing of that, you know, acceptance is typical to judge — is difficult to judge and our revenue is almost entirely dependent on that acceptance. When we get the acceptance we will be able too take a significant portion of the revenue within that quarter. So that is what affects our visibility. And we are working hard obviously to keep it on track from a timing standpoint as we had discussed.

Unidentified Speaker
Got you. One more from here. Harald, can you give us a little more color on the Uninor win and talked about revenue recognition perhaps kicking in in the back half of the year. Size that opportunity relative to the Middle East contract where the BS and L rollout or urban tenders to give us a sense of what the opportunity is there?

Unidentified Speaker
First of all, you are right. It is a huge opportunity. A tier 1 vendor, acting all over India. Very happy to have won that account. And, of course, this is a consortium off the scan da navia and India and. We are in a very elite group of people there to have won that project, you know, on the infrastructure side and microwave side so that is very nice. On the revenue recognize Knicks side I think it is more related to our additional bread and butter business, right. Maybe it is not that difficult, you know, on the revenue recognition side than other projects but again, we need to time shipping and deployments and acceptance and all these kind of things which we discussed earlier. So, there is a first buildout, we are expecting orders very soon because we are on a very, very hard and strict timelines. We are the only ones at the home who are getting orders so that is what we are feeling. The range, you know, as I said, this is a five year contracts. — this is a five year contracts. We are anticipating the first contracts with a couple of hundred links. I cannot tell you the real number here because as I said, it is a five year contract. We are planning it right now so when I have more specific numbers in terms what are they spending in the first and this calendar year 2010 I will break it down and I will give color on that. We have an initial request from them for excess and trunking and, of course, also services but this is very — I would maybe tell you the wrong number right now because it is not hammered in stone.

Unidentified Speaker

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
Fair enough. Thanks for the color, guys.

Unidentified Speaker
Thanks.

Operator
The next question is from Scott Sierra with merryman and Ford. Please go ahead.

Unidentified Speaker
I want to make sure.

Operator
Your line is open to ask a question.

Unidentified Speaker
Sorry. Can you hear me? I apologize.

Unidentified Speaker
Yes.

Unidentified Speaker
Tom, just a clarification on the agent commissions if that figure was $2.3 million and I wanted to make sure I understood the mechanics of that. That figure was basically reflected in SG&A as opposed to in your gross margins, is that, correct?

Unidentified Speaker
Scott, it was $3.2 million.

Unidentified Speaker
3.2 $3.2 million okay.

Unidentified Speaker
And it was in SG&A. And we priced the deal in a way where it would have been equivalent to say a distributeor’s share of the profits and there we see it as being a movement from what would have been in the lower margin to an OpEx change.

Operator
Thank you. Our next question from the line of James Faucette with Pacific Crest Securities. Please go ahead.

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call

Unidentified Speaker
Thank you very much. I just had a couple of questions. First, I think you made it pretty clear that things business wise and order wise are developing pretty well as you had planned. Maybe some revenue recognition issues. Talk about where you are seeing maybe more opportunities than you had anticipated and where and when those might materialize. And the second question I have is just on the competitive landscape can you talk a little bit about who you are running into or how you are faring against both stand alone microwave competitors as well as what the status is on the larger OEMs like Ericsson et cetera.

Unidentified Speaker
We are positively surprised and we see really some real good actions is Asia Pacific and that is driven by India but it is also Philippines. It is also renewed activities in Indonesia. We have at the moment our people in Australia. So we are surprised about the spending Levels and activities there. Interesting enough in some of the countries now we see also that is goes from the mobile operators from the tier 1s into smaller ones but also in different categories and different verticals like we have in North America like utility companies, state and local government business, you know, large enterprises. So we see that happening now in Asia Pacific so we need to be aware of that. That is definitely the region where we see the biggest growth potential and, of course, there is one leader there and that is India. As I said now again from zero almost spending nothing in the last couple of three, four quarters, I recall two now, activities where we see now talking to the C level that they are really encouraged and engaged again in discussions is actually in Russia and that is all driven by what we call the 4 GWiMAX radio access networks. Very encouraging signs there and in Europe IP transition a really picking up. I hope in the next few quarters so see the activities there and drives also North America. To answer your question very precisely, Asia-Pac and let’s put it that way. Competitive. We run into tier 1 operators mainly with the established big players. The Ericssons, they are all there. On the UNI north side they were all there, right. So and you maybe have seen the hookup infrastructure business and who gets selected and so on and so forth. We are all the time in the lead group on the tier one operators to be a part of this and we have someone to win against these players. In Africa, you see more and more URS getting in and, of course, we mentioned that earlier, this are finance packages, there is barter trading going on. Very difficult for us to compete but we can compete on other levels. How to build out networks in Africa and build end to end solutions and beat them in services and delivery mechanisms. There are mechanisms to beat them but we are running more and more into them particularly in Africa. That is what we are seeing, them meaning URS. The others are established players and in North America there are some other players coming in and you have some smaller players there where, you know, the clear wire situation, we know that who is playing interest and I think that will be also a significant player going forward and there will be other — I’m 100% sure there will be other vendors getting into that network. So we see other players, smaller players competing. The smaller players competing for the stimulus money here in North America. But in our projects where we are competing mainly on the tier one side it is all the big three, four big vendors as I mentioned before. The Ericssons. NSC and semens and Alcatel and.

Unidentified Speaker
That’s great. Thank you very much.

Operator
The next question comes from larry Harris with CL king. Please go ahead.

Unidentified Speaker
Yes, thank you. A question about India. One of the other Wimax vendors and I understand you probably have the largest mark share in India. They discuss discussed on their conference call today licensing issues and spectrum issues and maybe it relates to when they can recognize revenues. From your participant, are there any licensing or spectrum issues with respect to WiMax in India?

Unidentified Speaker
From our participant and how we compete with the licenses horse got the licenses and who is building it out, I think I see no issue and so we work with close relationship there so you see that almost everybody in the L 1 to L 4, I think, everyone is working with somebody in India, right.

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
So whether an OEM partner there and a service partner. So for us it is cleared, we have no license issue. It is cleared, it is done, it is over with and we are deploying in the frequency they told us. Actually, everything is pretty stable what I can see so far. Otherwise we couldn’t have built a product and they couldn’t deploy, right. And they are deploying right now. And I said in the near future please watch out what to do in terms of press announcement and big ribbon cuttings there. This will come out. Otherwise there couldn’t have been — if we would have had these issues it could not have been tee ployed and the issue is also in India there are only a few who have this license, right? You know that the 3 G licenses are again postponed right and that, of course, is BS and L’s big, big play here that they want to do as soon as possible, as fast as possible, get deployments to have an advantage over the 3G licenses buildout. So, you know, when you are part of it and so they make sure that the license and the frequencies is okay. We have not seen these issues.

Unidentified Speaker
Understood. Okay. Thank you.

Operator
Thank you, ladies and gentlemen. (Operator Instructions). Our next question is a follow-up question from the line of Scotter isly. Please go ahead.

Unidentified Speaker
Good afternoon. Sorry about that, guys. Harald, a quick follow-up on India, the 3G licenses look like they are getting pushed a little bit. Sounds like that is not an issue with Unimore. Discuss you that that impacts you and also did you put a dollar amount in terms of the amount of bids you are involved with for the US broadband stimulus plans? Thanks.

Unidentified Speaker
The second one is very difficult. Every number I tell you is wrong, right? So what we know, I don’t know even then some customers asking whatever, let’s say say for $500 million or $50 million and they get an award for whatever, $5 million or $10 million they need to totally reconfigure the network, right? And so they ask for the sky but get something else, right? And that something else we don’t know. So and then, of course, I cannot plan. So it is very, very difficult to plan that. And then, of course, the other big question is where we have some bets going on here what will be awarded towards wire line and wireless. So that is the big question also. So we — the administration a— is the administration awarding more wire line buildout or wireless buildout? We believe and, of course, it is our business very close to our vest, of course, we believe that in rural area the best solution to get broadband access it wireless. And so we have calculations but I cannot give you a number because this would be really not prudent for me. It would be definitely wrong. So let’s wait for what the customers get and what they get to build out and then we together help them build out for what money they get. That is the situation right there. 3G licenses pushed out in India, yes, you are, correct. That is now I think the third or the fourth time. So later in 2010 means for me at the moment mid year, right. So I’m not sure that it will be done in the first quarter. Our intelligence says at the moment mid year. And, of course, that actually has a discussion point in our company because that is very important for not only the BS and L situation because you want it to roll out as much as possible WiMax is is also important for microwave because the 3G will drive demand and we would like to participate in the demand. We are really anticipating here, we are looking very much forward to the 3G licenses and who gets them and, of course, then to our advanced buildout in that a area. We are calculating there on more IP mobile backhaul buildout and this UniNOR we have a good solid base to start and we are participating in a couple of other tenders I guess in the future.

Operator
Thank you. At this time there are no further questions. I would turn the call back to management for any closing remarks you may have. Please go ahead.

Unidentified Speaker

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Final Transcript

Feb. 03. 2010 / 4:30PM ET, AVNW — Q2 2010 Aviat Networks, Inc Earnings Conference Call
Thank you all for joining us on this call and webcast. Aviat Networks is planning to attend the Thomas we sell partners conference on February 8th in San Francisco and the Jeff rices global conference march 10th in New York. We hope to see many of you at those events. Thank you and good day.

Operator
This concludes the Aviat Networks conference call. We thank you for your participation and you may now disconnect.

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